Ex - 22.1
Subsidiaries of the Registrant
Jurisdiction of
Name	Incorporation

Bel Fuse California Inc.	California

Bel Fuse America Inc.	Delaware

Bel Fuse Delaware Inc.	Delaware

Bel Ventures Inc.	Delaware

Bel Power Products Inc.	Delaware

Bel Transformer Inc.	Delaware

Bel Connector Inc.	Delaware

Signal Dominicana, S.A.	Dominican Republic

Stewart Connector Systems de Mexico, S.A. de C.V.	Mexico

Bel Stewart Gmbh	Germany

Bel Fuse Europe Ltd.	United Kingdom

Bel Fuse Limited	Hong Kong

Bel Power (Hangzhou) Co. Ltd.	China

Bel Components Ltd.	Hong Kong

Top East Corporation Limited	Hong Kong

Bel Stewart Limited	Hong Kong

Bel Fuse Macau LDA	Macau

Galaxy Power Inc.	Massachusetts